Exhibit 5.0

BUKER, JONES & HALEY, P.C.

ATTORNEYS AT LAW

SOUTH TERRACES, SUITE 170

115 PERIMETER CENTER PLACE

ATLANTA, GEORGIA 30346-1238

RICHARD W. JONES www.corplaw.net Telephone 770-804-0500

email: jones@corplaw.net

Facsimile  770-804-0509

April 12, 2006

VIA OVERNIGHT MAIL

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, DC  20549

Re:

The Forsythe Group – Registration Statement on Form SB-2

(SEC File No. 333-131882) [BJ&H File No. 3446.01]

Ladies and Gentlemen:

We have acted as counsel for The Forsythe Group (the "Company"), in connection with the preparation filing of the above-referenced registration statement for the proposed offering of 2,000,000 shares of the Company's $.001 par value common stock.

In connection with our representation, we have reviewed and examined the Company's Articles of Incorporation, the Bylaws, Minutes of Meetings of the Stockholders and Board of Directors, and such other records as we have deemed relevant and necessary to render our opinion as expressed herein.  In such examination, we have assumed the genuineness of all signatures and authenticity of all documents submitted to us as certified or photostatic copies.  As to all questions of fact material to this opinion, which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Company.  We have not independently verified or investigated, nor do we assume any responsibility for the factual accuracy or completeness of such factual statements.

In making our examinations, we assume the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and delivery of all documents by any persons or entities where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

Based on the foregoing, it is our opinion that the Shares being registered for sale by the Company, have been duly and validly authorized and, when issued and delivered against payment therefore will be legally issued, fully paid and non-assessable.

Our opinion is furnished for the benefit of the Company solely with regard to the Registration Statement, may be relied upon by the Company only in connection with the

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Mr. John Reynolds, Assistant Director

United States Securities and Exchange Commission

April 12, 2006

Registration Statement and may not otherwise be relied upon, used, quoted or referred to by or filed with any other person or entity without our prior written permission.

This opinion letter is limited by, and in accordance with, the January 1, 1992 Edition of the Interpreted Standards Applicable To Legal Opinions to Third Parties in corporate transactions adopted by the legal opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia, which interpretive standards are incorporated in this opinion letter by reference.  Capitalized terms used in this opinion letter and not otherwise defined herein, shall have the meanings assigned to such terms in the interpretive standards.

The opinions set forth herein are based upon pertinent laws and facts in existence as of the date hereof, and we expressly disclaim any obligation to advise you of changes to such pertinent laws or facts that hereafter may come to our attention.

We hereby consent to the filing of this opinion as an Exhibit to the above-referenced Registration Statement, and further consent to the use of our name under the heading "Legal Opinions" therein and in the Prospectus which forms a part thereof.

Sincerely yours,

BUKER, JONES & HALEY, P.C.,

a Professional corporation

By:  /s/

Richard W. Jones

RWJ:jem

Enclosure

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